EXHIBIT 10.39

* Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

ALLOZYNE, INC.

a Delaware corporation

EXECUTION COPY

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 25th day of June, 2010 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and ALLOZYNE, INC., a Delaware corporation (“Licensee”), each located at the respective address set forth in Section 14.15 below, with respect to the facts set forth below. TSRI and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to [*] ligation processes.

B. Licensee is engaged in the discovery and development of pharmaceutical products.

C. TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive, worldwide right and license under certain TSRI patent rights in the Therapeutic Field (as defined herein), and a non-exclusive, worldwide right and license under those TSRI patent rights in the Diagnostic Field (as defined herein), subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government, and other reserved rights of TSRI, all subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

1.2 Amino Acid. The term “Amino Acid” shall mean any organic compound containing an amino group (-NH2), a carboxylic acid group (-COOH), and any of various side groups.

1.3 Challenge. Licensee or an Affiliate or a Sublicensee (as applicable) will be deemed to have made a “Challenge” of the Licensed Patent Rights if Licensee or such Affiliate or Sublicensee: (a) institutes, or causes its counsel to institute on Licensee’s or such Affiliate’s or Sublicensee’s behalf, any interference, opposition, re-examination or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes any legal proceeding, or causes its counsel to

*Confidential Treatment Requested.

EXECUTION COPY

make any filing or institute any legal proceeding on Licensee’s or such Affiliate’s or Sublicensee’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right.

1.4 Commercially Reasonable Efforts. The term “Commercially Reasonable Efforts” shall mean, with respect to Licensee’s efforts to accomplish a particular objective with respect to development and commercialization of a Licensed Product under this Agreement, such reasonable and good faith efforts to accomplish a particular objective hereunder as are consistent with the efforts biopharmaceutical companies (defined below) typically devote to compounds of similar market potential and at a similar stage of research or development as the Licensed Product, taking into account efficacy, safety, approved labeling, competitive products in the marketplace, the patent and other proprietary position of the Licensed Product, and other industry standard relevant factors. For purposes of this definition, “biopharmaceutical companies” means companies in the biopharmaceutical industry of a size and stage of development similar to that of Licensee. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a Licensed Product, and it is anticipated that the level of effort shall be different for different markets, and shall change over time, reflecting changes in the status of the Licensed Product and the market(s) involved. For purposes of clarity, Licensee’s obligations to use Commercially Reasonable Efforts with respect to a Licensed Product under this Agreement shall allow for the delay, suspension or termination of efforts to develop or market the Licensed Product if, consistent with good medical or scientific judgment, Licensee determines that such delay, suspension or termination is warranted based on any adverse condition or event relating to the safety or efficacy of the Licensed Product.

1.5 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee (which shall include, for purposes of this Section 1.4, proprietary or confidential information of its Affiliates and Sublicensees) that such Party (the “Disclosing Party”) discloses to the other Party (the “Receiving Party”) at any time and from time to time during the term of this Agreement. In addition, Confidential Information of a Party shall include any and all proprietary or confidential information of such Party that it disclosed to the other Party prior to the Effective Date pursuant to the Mutual Non-Disclosure Agreement between Licensee and TSRI, dated December 19, 2006, or the Mutual Non-Disclosure Agreement between Licensee and TSRI, dated August 7, 2008 (collectively, the “CDAs”). This Agreement, including its terms and conditions, shall be considered Confidential Information of both Parties. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that it:

(a) Is publicly disclosed through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party; or

(b) Was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party (or such Disclosing Party’s employees); or

EXECUTION COPY

(c) Is subsequently disclosed to the Receiving Party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party; or

(d) Has been published by a third party as a matter of right.

1.6 Controlled. The term “Controlled” shall mean the possession by a Party of the legal authority or right, with respect to information, materials or intellectual property owned by such Party or licensed to such Party by a third party, to grant licenses or sublicenses to another without violating the terms of any agreement or other arrangement between such Party and a third party.

1.7 Diagnostic Field. The term “Diagnostic Field” shall mean the use of a [*] and [*] to quantitate, qualitate, assess or measure one or more parameters in a human or animal, or in samples obtained therefrom, to use a diagnostic product to monitor the effects of a drug, and/or to identify, diagnose, prognose, or monitor a disease, state of health, or medical- or health-related condition of a human and/or animal, including but not limited to in vivo testing, assessment or measurement. The term “Diagnostic Field” shall expressly exclude [*] for diagnostic or imaging purposes.

1.8 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean rights arising out of or resulting from:

(a) United States Patent No. [*] and United States patent application Serial No. [*];

(b) the patents issued from the application referenced in sub-clause (a) above;

(c) all foreign counterparts sharing the priority dates of the patent(s) and application(s) referenced in sub-clauses (a) and (b) above;

(d) divisionals, continuations, reissues, reexaminations, renewals, and extensions of any patent or application set forth in sub-clauses (a)-(c) above; and

(e) all claims of continuations-in-part of any application set forth in sub-clauses (a)-(d) above that are (i) specifically directed to subject matter disclosed in the specification(s) of the patent(s) and application(s) referenced in sub-clauses (a) and (b) above, and (ii) entitled to the benefit of the priority date of the patent(s) and application(s) referenced in sub-clauses (a) and (b) above.

Licensed Patent Rights are set forth in Exhibit A, as it may be updated from time to time.

1.9 Licensed Product. The term “Licensed Product” shall mean any product, the manufacture, use, importation, sale or offer for sale of which would, in the absence of the licenses granted herein, infringe a Valid Claim.

*Confidential Treatment Requested.

EXECUTION COPY

1.10 Major Market. The term “Major Market” shall mean any one of the following: the United States of America, France, Italy, Spain, Germany, the United Kingdom, the European Union as a whole or Japan.

1.11 Net Sales. The term “Net Sales” shall mean the gross amounts invoiced by Licensee, its Affiliates, its Sublicensees, or any of them, on all sales of Licensed Products, less the following items, as applicable to such Licensed Products:

(a) discounts, rebates and retroactive price reductions actually allowed or granted;

(b) credits or allowances actually granted upon claims regarding non-conforming product, rejections or returns of such sales of Licensed Products, including recalls;

(c) transportation charges, including handling charges and insurance premium relating thereto;

(d) government-mandated and other government sponsored or initiated rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs);

(e) charge backs, including those granted to managed care entities;

(f) sales, use, excise, value added or other direct taxes imposed on the sale of Licensed Products (but excluding what are commonly known as income or gross receipt taxes), and customs duties, tariffs and other similar governmental charges imposed on the import or export of Licensed Products for sale;

provided, however, in each of the cases identified in sub-clauses (a) - (f) above, that (1) such deducted amounts are either (i) included as line items in the invoice, or (ii) otherwise documented as being specifically attributable to actual sales of Licensed Products in accordance with U.S. Generally Accepted Accounting Standards (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the selling party, and such amounts are included in the Royalty Reports (as defined in Section 6.3) that Licensee sends to TSRI pursuant to Section 6.3; and (2) if Licensee or other selling party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received; and

(g) a reasonable allowance for bad debts directly relating to sales of Licensed Products and which have been written off as bad debts by Licensee or other selling party, taken in accordance with GAAP or IFRS, as applicable, consistently applied throughout the organization of the selling party, provided that such allowance shall not exceed [*] of gross invoiced amounts for the applicable Royalty Report period. Licensee and its Affiliates agree to use Commercially Reasonable Efforts to collect and enforce such bad debts from the debtors, and all Sublicensees shall agree to do the same.

*Confidential Treatment Requested.

EXECUTION COPY

Net Sales shall include all consideration charged by Licensee, Affiliates or Sublicensees in exchange for any Licensed Products, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Licensed Products, an amount in cash equal to the fair market value of such property. Sales of Licensed Products by Licensee to any Sublicensee or Affiliate for resale, by any Affiliate to Licensee or any Sublicensee for resale, or by any Sublicensee to Licensee or any Affiliate of Licensee or of Sublicensee for resale, shall be excluded from Net Sales, and only the subsequent sale of such Licensed Products by Licensee or such Sublicensees or Affiliates to unrelated parties shall be deemed Net Sales hereunder.

For purposes of clarity, neither the use of any Licensed Product in clinical trials, pre- clinical studies or other research or development activities by or on behalf of Licensee or any Affiliate or Sublicensee, nor disposal or transfer of License Products in a sampling program or compassionate use program in which, in each case, no monetary or other consideration is paid to or received by Licensee or any Affiliate or Sublicensee, shall give rise to any Net Sales.

1.12 NNAA Protein. The term “NNAA Protein” shall mean a Protein having, containing or incorporating one or more Non-Natural Amino Acid(s), where such Non-Natural Amino Acid(s) is/are added or incorporated in the Protein in vivo.

1.13 NNAA Protein Bioconjugate. The term “NNAA Protein Bioconjugate” shall mean an NNAA Protein conjugated to one or more [*] molecular or chemical entities forming [*] between the NNAA Protein and such molecular or chemical entity or entities. The following are non-limiting examples of “molecular or chemical entities”: synthetic compounds (such as PEG and other polymers, as well as other chemical entities) and biomaterials (such as Amino Acids, peptides, proteins, sugars, carbohydrate moieties and nucleic acids). For clarity, NNAA Protein Bioconjugate shall [*].

1.14 Non-Natural Amino Acid. The term “Non-Natural Amino Acid” shall mean any Amino Acid other than one of the following naturally occuring Amino Acids (Glycine, Alanine, Valine, Leucine, Isoleucine, Proline, Cysteine, Methionine, Phenylalanine, Tryptophan, Serine, Threonine, Tyrosine, Asparagine, Glutamine, Lysine, Arginine, Histidine, Aspartic Acid, Glutamic Acid, Pyrrolysine and Selenocysteine).

1.15 [*] Research Products Nonexclusive License. “[*] Research Products Nonexclusive License” shall mean the non-exclusive, worldwide license rights (without the right to sublicense) granted by TSRI to [*] under the Licensed Patent Rights to make and use (but not sell) Research Products. “Research Products” is defined to mean any product, process or device which is designed or utilized for discovering, improving or testing a Therapeutic Product, Preventative Medicine Product, or Diagnostic Product. “Diagnostic Product” means any product, process or device that is designed or utilized for diagnosis of a disease or condition in humans or vertebrate animals. “Preventative Medicine Product” means any product, process or device that is designed or utilized to prevent the occurrence of any disease state in humans or vertebrate animals. “Therapeutic Product” means any product, process or device which is designed or utilized for treatment or mitigation of an existing disease state in humans or vertebrate animals.

*Confidential Treatment Requested.

EXECUTION COPY

1.16 Polypeptide. The term “Polypeptide” shall mean a polymer comprising Amino Acids joined by peptide bonds, and includes (without limitation) non-natural and low molecular weight polymers. Non-limiting examples of Proteins include an antibody, an antibody fragment and a peptide aptamer.

1.17 Protein. The term “Protein” shall mean conjugated or unconjugated Amino Acids, peptides, peptidomimetics, Polypeptides, proteins and protein mimetics.

1.18 Stapled Peptide. The term “Stapled Peptide” shall mean a Protein that has at least one [*] within a single Polypeptide chain that is [*].

1.19 Stapled Protein. The term “Stapled Protein” shall mean an NNAA Protein that has at least one [*] within a single Polypeptide chain that is [*].

1.20 Sublicensee. The term “Sublicensee” shall mean any third party to whom Licensee or an Affiliate grants a sublicense with respect to the rights conferred upon Licensee and Affiliates under this Agreement, as permitted by Section 2.4. In addition, “Sublicensee” shall include any and all permitted third party sublicensees under Section 2.4.

1.21 Sublicense Revenues. The term “Sublicense Revenues” shall mean the consideration actually received by Licensee or an Affiliate from a Sublicensee in consideration for the grant of rights which includes a sublicense of the Licensed Patent Rights. Sublicense Revenues shall include up-front or license fees, milestone payments, premiums above the fair market value on sales of debt or equity securities of Licensee or such Affiliate, annual maintenance fees, and any other payments received by Licensee or such Affiliate in respect of such grant of rights which includes a sublicense of the Licensed Patent Rights; provided, however, that Sublicense Revenues shall exclude: (a) running royalties on any Net Sales of Licensed Products due TSRI under Section 3.4 of this Agreement; (b) funding or reimbursement for costs of specific research and development activities conducted subsequent to the execution of and pursuant to such sublicense (including manufacturing development and pre-commercial manufacturing or production costs, as well as reasonable overhead costs that are directly attributable to Licensed Products); (c) payments for debt or equity securities of Licensee or such Affiliate (other than premiums above the fair market value of such securities as of the date of such payments); and (d) payments and reimbursements by any Sublicensee of all or a portion of the patent costs relating to the prosecution, maintenance, or enforcement of the Licensed Patent Rights which are incurred by Licensee or such Affiliate, including but not limited to costs incurred in connection with interferences, oppositions and litigation.

1.22 Therapeutic Field. The term “Therapeutic Field” shall mean the treatment or amelioration of a specific disease, symptom, state of health, or medical- or health-related condition in humans and/or animals.

1.23 Valid Claim. The term “Valid Claim” shall mean a claim of any issued and unexpired patent within the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealed or unappealable.

*Confidential Treatment Requested.

EXECUTION COPY

2. Grant of License.

2.1 Grant of Exclusive and Non-Exclusive License Under Licensed Patent Rights in the Therapeutic Field. TSRI hereby grants and Licensee and its Affiliates accept, subject to the terms and conditions of this Agreement, (a) an exclusive worldwide license under the Licensed Patent Rights, with a right to sublicense in accordance with Section 2.4, to make and have made, to use and have used, to sell and have sold, to offer to sell and to import Licensed Products that are or contain one or more NNAA Protein Bioconjugates in the Therapeutic Field and (b) a non-exclusive worldwide license under the Licensed Patent Rights, with a right to sublicense in accordance with Section 2.4, to make and have made, to use and have used, to sell and have sold, to offer to sell and to import Licensed Products that are or contain one or more Stapled Proteins in the Therapeutic Field.

2.2 Grant of Non-Exclusive License Under Licensed Patent Rights in the Diagnostic Field. TSRI hereby grants and Licensee and its Affiliates accept, subject to the terms and conditions of this Agreement, a non-exclusive worldwide license under the Licensed Patent Rights, with a right to sublicense in accordance with Section 2.4, to make and have made, to use and have used, to sell and have sold, to offer to sell and to import any Licensed Products that are or contain one or more NNAA Protein Bioconjugates or that are or contain one or more Stapled Proteins in the Diagnostic Field.

2.3 Covenants. As of the Effective Date and until this Agreement is terminated, (a) TSRI covenants not to grant to any third party any rights to Licensed Patent Rights for NNAA Protein Bioconjugates in the Therapeutic Field, except as permitted under Sections 2.6, 2.7 and 2.8 hereof, and (b) Licensee covenants not to practice or use the Licensed Patent Rights outside of the scope of the rights granted in Sections 2.1 and 2.2 above.

2.4 Sublicensing. Licensee and its Affiliates shall have the right to grant and authorize sublicenses to any third party (which may grant further sublicenses) with respect to the rights conferred upon Licensee and its Affiliates under Sections 2.1 and 2.2 of this Agreement; provided, however, that any sublicense or further sublicense granted under this Section 2.4 shall be subject in all respects to the applicable provisions contained in this Agreement (including, without limitation, the provisions regarding governmental interest, reservation of rights, reporting, audit rights, indemnity, limited warranty, disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination).

Licensee and its Affiliates (and Sublicensees, if applicable) shall include in any such sublicense agreement provisions regarding the Sublicensee’s institution or making of any Challenge (including the consequences thereof) that are at least as protective of, and favorable to, Licensee and its Affiliates as the provisions of this Agreement are protective of, and favorable, to TSRI. In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within thirty (30) days of execution, provided that Licensee may redact from such copies any proprietary scientific or business information that is not necessary for TSRI to ascertain Licensee’s, an Affiliate’s or a Sublicensee’s compliance with any of its or their obligations under this Agreement.

EXECUTION COPY

2.5 No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

2.6 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to all applicable rights of the United States Government, existing and as amended, including, but not limited to, 37 CFR 401.

2.7 Reservation of Rights. TSRI reserves the right to use the invention(s) claimed by the Licensed Patent Rights solely for non commercial research and educational purposes, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. In addition, TSRI reserves the right to grant non-exclusive licenses to other nonprofit or academic institutions under the Licensed Patent Rights solely for non commercial research and educational purposes, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. TSRI shall have no obligation to notify or inform Licensee of such use or licenses.

2.8 [*] Non-Exclusive License. The license granted under Section 2.1 (a) of this Agreement is subject to the non-exclusive license rights granted to [*] pursuant to the [*] Research Products Nonexclusive License.

3. Royalties and Other Payments.

3.1 Equity Issuance. On or within [*] business days after the Effective Date, Licensee will issue to TSRI twenty-five thousand (25,000) shares of Licensee’s common stock pursuant to the terms of a common stock issuance agreement to be executed by the Parties concurrently herewith and to be attached to this Agreement as Exhibit B.

3.2 Patent Reimbursement Fee. On or within [*] business days after the Effective Date, Licensee agrees to pay and shall pay to TSRI a one-time only, nonrefundable patent reimbursement fee, in the amount of [*]. This patent reimbursement fee will help defray costs incurred by TSRI in connection with acquisition of the Licensed Patent Rights.

3.3 Annual Maintenance Fee. Licensee agrees to pay and shall pay to TSRI a nonrefundable annual maintenance fee in the amount of (a) Twenty Thousand U.S. Dollars (U.S.$20,000) within [*] days after each of the second (2nd) and third (3rd) anniversaries of the Effective Date, and (b) Thirty Thousand U.S. Dollars (U.S.$30,000) within thirty (30) days after each anniversary of the Effective Date thereafter (i.e., beginning with the fourth (4th) anniversary of the Effective Date), during the term of this Agreement. Such annual maintenance fees will further help defray the costs TSRI has incurred and will continue to incur with respect to the prosecution and maintenance of the Licensed Patent Rights. Such payments shall be credited against all payments owed by Licensee under Section 3 and 4, other than the patent reimbursement fee set forth in Section 3.2, (for example, running royalties, milestone payments and Sublicense Payments) due for that twelve-month period from Effective Date anniversary to Effective Date anniversary, and not for any preceding or subsequent twelve-month period, and Licensee’s Royalty Reports shall reflect all such credit(s).

*Confidential Treatment Requested.

EXECUTION COPY

3.4 Running Royalties for Licensed Products. Licensee agrees to pay and shall pay to TSRI a running royalty on annual Net Sales by Licensee, Affiliates, or Sublicensees of Licensed Products, on a Licensed Product-by-Licensed Product and country-by-country basis, in each country in which (a) the manufacture, use, importation, sale or offer for sale of such Licensed Product would, in the absence of the licenses granted pursuant to Sections 2.1 and 2.2, infringe at least one Valid Claim of the Licensed Patent Rights in such country (such Licensed Product shall be referred to herein as “Covered” by the Licensed Patent Rights, and “Covers” is used herein in reference to such Valid Claim), at the applicable rates set forth below, and (b) the manufacture, use, importation, sale or offer for sale of a product is not Covered by an Issued Valid Claim, but would infringe at least one claim of a pending patent application within the Licensed Patent Rights in such country if such pending claim was an issued claim, at the applicable rate set forth below:

	Licensed Products in Therapeutic Field	Licensed Products in Diagnostic Field
Covered by Issued Valid Claim	[*]	[*]
Not Covered by Issued Valid Claim	[*]	[*]

3.5 More Favorable Royalty Rate Offered in the Diagnostic Field. If TSRI should offer to any of TSRI’s other licensees of Licensed Patent Rights in the Diagnostic Field a more favorable royalty rate than the royalty rate in the Diagnostic Field set forth in Section 3.4 (as such unadjusted royalty rate may be modified from time-to-time pursuant to this Section 3.5, or may be adjusted pursuant to one or more provisions set forth in this Section 3 (for example, through application of royalty stacking or combination product adjustments, or by modification of the Royalty Floor)), TSRI will advise Licensee promptly of such more favorable royalty rate, at which point, at Licensee’s discretion and written notification to TSRI, the royalty rate payable in the Diagnostic Field (as recited in Section 3.4) shall reset to such more favorable royalty rate. If Licensee reasonably believes that TSRI has offered a more favorable royalty rate in the Diagnostic Field to another licensee, then Licensee may inquire whether TSRI has made such offer. Licensee shall receive credit for any overpayment of royalties that resulted from TSRI’s failure to promptly advise Licensee of such more favorable royalty rate.

*Confidential Treatment Requested.

EXECUTION COPY

3.6 Royalty Credit.

(a) If Licensee or any of its Affiliates or its Sublicensees determines, after consultation with patent counsel, that it is necessary to obtain a license under patent rights of one or more third parties with respect to Licensee’s (or its Affiliate’s or Sublicensee’s) manufacture, use, sale, offer for sale or importation of a given Licensed Product, then Licensee shall be entitled to deduct from the royalties due under Section 3.4 with respect to Net Sales of such Licensed Product in that particular country [*] of the royalties actually paid by Licensee and Affiliates and Sublicensees to any and all such third parties. For example, Licensee may in-license from one or more third parties a compound, product and/or a method of therapeutic or diagnostic use with potential applicability to a Licensed Product in the Therapeutic Field or the Diagnostic Field. Royalty credit(s) under this subsection (a) shall include royalties payable to a third party with respect to patent rights directed to (1) a compound that is incorporated in a Licensed Product for use in the Therapeutic Field; (2) a compound, product and/or a method that is used with a Licensed Product in the Diagnostic Field, or (3) a method of using a compound incorporated in a Licensed Product in the Therapeutic Field.

(b) The above right to deduct is subject to (i) the requirement that the royalties payable to TSRI under Section 3.4 with respect to such Licensed Product shall not be reduced by more than [*] of the amounts due to TSRI in such particular country (the “Royalty Floor”) in any calendar quarter as a result of any and all such deductions in the aggregate; and (ii) the exclusion of third-party royalty obligations owed by Licensee and Affiliates and Sublicensees as of the Effective Date. For clarity, only one of Licensee, Affiliate or Sublicensee may exercise such right to deduct with respect to a given third-party royalty obligation. Notwithstanding the above, Licensee, its Affiliates or its Sublicensees shall have no right to deduct any royalties or other amounts with respect to any third party technology that is the subject of any cross license or similar arrangements (whether in the same or related transactions) where Licensee, its Affiliates or its Sublicensees grant or provide to such third party licenses, options or other rights to existing or future technology, intellectual property, or products of Licensee, of Affiliate(s) or of Sublicensee(s).

3.7 Combination Products. If a Licensed Product is sold in any country in combination with one or more other active ingredients, which other active ingredient(s) if sold alone would not be subject to a royalty payment hereunder (such combination, a “Combination Product”), then Net Sales of the Licensed Product portion of such Combination Product, for purposes of calculating the amounts due under Section 3.4, shall be calculated by multiplying the Net Sales of the Combination Product (as determined in accordance with Section 1.10) in such country by the fraction A/(A+B), where “A” is the average gross invoiced price of the Licensed Product in such country during the royalty period in question, when sold separately from such other active ingredient(s), and “B” is the average gross invoiced price of the other active ingredient(s) in that country during the royalty period in question, when sold separately from the Licensed Product. If such average gross invoiced price cannot be determined for both the Licensed Product, when sold separately from the other active ingredient(s), and the other active ingredient(s), when sold separately from the Licensed Product, then the Net Sales of such Licensed Product portion of such Combination Product for purposes of determining royalty payments shall be negotiated in good faith by the Parties, based on the relative value contributed by each component and mutually agreed in writing, which agreement shall not be unreasonably withheld or delayed.

*Confidential Treatment Requested.

EXECUTION COPY

3.8 No Multiple Royalties. No multiple royalties shall be due because any Licensed Product is Covered by more than one Valid Claim of the Licensed Patent Rights. In such case, Licensee shall pay only one royalty at the applicable rate(s) pursuant to Section 3.4 above.

3.9 Arms-Length Transactions. On sales of Licensed Products which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

3.10 Duration of Royalty Obligations. The royalty payment obligations of Licensee, Affiliates and Sublicensees as to each Licensed Product shall continue on a country by country basis until the expiration of the last to expire of a Valid Claim that Covers such Licensed Product in that country.

3.11 Royalty Adjustment in the Event of Challenge. In the event Licensee or an Affiliate or a Sublicensee directly or indirectly institutes or makes any Challenge, the payment obligations specified in Sections 3 and 4 of this Agreement shall be [*] during the pendency of such Challenge from the date such challenging party first institutes or makes such Challenge and during the pendency of such Challenge, and shall continue to apply after the conclusion of such Challenge in the event that at least one (1) Valid Claim being challenged that Covers such Licensed Products is held to be valid and enforceable.

3.12 Pre-Challenge Requirements. Licensee will provide prior written notice to TSRI of Licensee’s intention to institute or make any Challenge and shall not institute or make such Challenge without complying with this Section 3.12. Within 30 days after the date of such notice, the Parties shall meet in person or by telephone or videoconference to discuss Licensee’s basis for such Challenge and to attempt in good faith to reach mutual agreement regarding such matter, and Licensee agrees not to institute such Challenge for at least 90 days after the date of such notice. During such 90-day period, the Parties will discuss relevant prior art and other facts supporting Licensee’s contention that the Licensed Patent Rights are invalid or unenforceable. After expiration of such 90-day period, Licensee may institute such Challenge.

3.13 No Right to Recoup Royalties. In the event Licensee or an Affiliate or a Sublicensee institutes or makes any Challenge, Licensee shall have no right to recoup, recover, set off or otherwise get reimbursement of any royalties, equity, Sublicense Payments, milestone payments, patent reimbursement fee or other monies paid hereunder to TSRI prior to or during the period of such Challenge. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, equity, Sublicense Payments, milestone payments, patent reimbursement fee or other monies in the event Licensee or an Affiliate or a Sublicensee institutes or makes any Challenge.

*Confidential Treatment Requested.

EXECUTION COPY

4. Sublicense Payments; Milestone Payments.

4.1 Sublicense Payments. All Sublicense Revenues shall be reported to TSRI by Licensee in accordance with Section 6.3. Any non-cash item of Sublicense Revenues received by Licensee or an Affiliate from a Sublicensee shall be valued at its fair market value as of the date of receipt, as determined in good faith by Licensee. Sublicense Revenues derived in whole or in part from a sublicense that includes intellectual property Controlled by Licensee (other than the Licensed Patent Rights) directed to a composition of matter, a formulation or a method of diagnostic or therapeutic use, wherein in vivo pre-clinical data in the Therapeutic Field or Diagnostic Field have been generated by or on behalf of Licensee in connection with such compound, product and/or method of use as of the effective date of such sublicense, shall be referred to herein as Sublicense Revenues from a “Product Sublicense.” Sublicense Revenues derived from any sublicense that does not constitute a Product Sublicense shall be referred to herein as Sublicense Revenues from a “Platform Sublicense.” Licensee shall pay to TSRI a non-creditable, non-refundable percentage of these Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Source of Sublicense Revenue:	Product Sublicense	Platform Sublicense
Sharing Percentage and Caps	[*] of aggregate Sublicense Revenues received for Product Sublicense; total Sublicense Payments to TSRI from Product Sublicenses are capped at [*] in aggregate.	[*] of aggregate Sublicense Revenues received for Platform Sublicense; total Sublicense Payments to TSRI from Platform Sublicenses are capped at [*] in aggregate.

Any milestone payment that Licensee makes to TSRI under Section 4.2 below upon achievement of a given milestone event by a Sublicensee shall be credited against any payment due to TSRI under this Section 4.1, but only with respect to Sublicense Revenues received in connection with achievement of the same milestone event.

4.2 Milestone Payments. For each Licensed Product Covered by a Valid Claim in the United States or in a Major Market in the European Union (to the extent applicable), Licensee agrees to pay and shall pay to TSRI the following non-creditable, non-refundable milestone payments within [*] days of the occurrence of each milestone event set forth below, as follows:

*Confidential Treatment Requested.

EXECUTION COPY

Milestone Event	First (1) Licensed Product to Achieve Milestone Event	Each of the Subsequent Four (4) Licensed Products to Achieve Milestone Event
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
Maximum aggregate milestone payments	$1,925,000

*	The milestone payment for achievement of this milestone event by a particular Licensed Product shall be payable only if such milestone event is supporting [*] in which the manufacture, use, importation, sale or offer for sale of such Licensed Product in such country would, in the absence of the licenses granted pursuant to Section 2.1 and 2.2, infringe at least one Valid Claim of the Licensed Patent Rights in that country at the time of achievement of such milestone event.

For purposes of this Section 4.2:

(a) the term “Subsequent Licensed Product” shall mean a Licensed Product differing in structure from Licensed Product(s) that have achieved the stated milestone event previously. For example, a new formulation of a given Licensed Product, or an additional indication for a given Licensed Product, shall not constitute a Subsequent Licensed Product.

(b) the term “[*]” shall mean [*]; and

(c) the term “[*]” shall include [*] (the following website provides additional information:[*];

(d) the phrase “[*]” shall mean [*].

(e) the term “[*]” shall mean [*]; and

(f) the term “Launch” shall mean the first commercial sale of a Licensed Product in [*] or in a Major Market in [*] (if applicable) after all regulatory approvals required for such first commercial sale have been obtained.

5. Royalty Payments. Royalties on Net Sales pursuant to Section 3.4 and Sublicense Payments pursuant to Section 4.1 shall be payable by Licensee quarterly, within [*] days after the end of each calendar quarter, based upon Net Sales by Licensee, Net Sales reported by Affiliates and Sublicensees and Sublicense Revenues received by Licensee or reported by Affiliates during such calendar quarter.

6. Development and Commercialization Activities.

6.1 Certification. Licensee has certified to TSRI that its first Licensed Product (AZ01) is in clinical development (Phase 1 clinical trial(s)) as of the Effective Date.

*Confidential Treatment Requested.

EXECUTION COPY

6.2 Licensee’s Commercialization Activities. Licensee shall use Commercially Reasonable Efforts to achieve first commercial sale of at least one Licensed Product as promptly as is reasonably and commercially feasible. Following Licensee’s receipt of necessary regulatory approvals for a Licensed Product, Licensee shall use Commercially Reasonable Efforts to produce and sell reasonable quantities of such Licensed Product sufficient to meet market demands. Licensee shall keep TSRI generally informed as to Licensee’s progress in its research and development, regulatory, marketing, production and sale of Licensed Products, including its efforts, if any, in promoting Product Sublicenses and Platform Sublicenses. Licensee shall also deliver to TSRI an annual written report of all such efforts by June 30 of each calendar year during the term of this Agreement and such other reports of its efforts as TSRI may reasonably request from time to time. Licensee shall also notify TSRI in writing of the achievement of each milestone event set forth in Section 4.2 within thirty (30) days of its occurrence. The contents of Licensee’s progress reports to TSRI and Licensee’s certification to TSRI pursuant to Sections 6.1 and 6.2 shall be deemed to be Licensee’s Confidential Information.

TSRI acknowledges that pharmaceutical development and the regulatory approval process is inherently uncertain and involves high risks of failure, and that many factors beyond the reasonable control of Licensee may delay or prevent Licensee and its Affiliates and/or Sublicensees from achieving the milestone events set forth in Section 4.2 or from obtaining regulatory approval for any Licensed Product.

6.3 Reports on Revenues and Payments. Licensee shall submit to TSRI, at the time that each royalty payment and Sublicense Payment pursuant to Section 5 is due, on a country-by-country and per Licensed Product basis, a royalty report (the “Royalty Report”) setting forth for such quarter:

(a) the number of units of Licensed Products sold by Licensee and the number of units of Licensed Products reported sold by each of its Affiliates and Sublicensees;

(b) the gross amount invoiced for such Licensed Products by Licensee and the gross amount invoiced for such Licensed Products as reported by each of its Affiliates and Sublicensees;

(c) a reasonably detailed listing of any offsets under Section 3.6, and calculations on Combination Products under Section 3.7, and a summary of deductions, itemized by general category, used to determine Net Sales included in each Royalty Report, and any refunds or reimbursed amounts previously deducted which are deemed Net Sales pursuant to Section 1.10;

(d) the amount of royalty due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and an explanation why they are not due for that quarterly period;

(e) the amount of Sublicense Revenues received by Licensee and/or reported as received by Affiliates; and

EXECUTION COPY

(f) the amount of Sublicense Payments due under Section 4.1, or if no Sublicense Payments are due to TSRI for any reporting period, the statement that no Sublicense Payments are due.

Such Royalty Report shall be certified as correct by an officer of Licensee. The contents of such Royalty Reports shall be deemed to be Licensee’s Confidential Information.

6.4 Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty and/or Sublicense Payments due with respect to such calendar quarter. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.5 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.6 Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from payments due TSRI.

7. Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with reasonable supporting documentation) of sales of Licensed Products as appropriate to determine the amount of royalties, Sublicense Payments, milestone payments and other monies due to TSRI hereunder, as well as records regarding the calculations of royalty credits and Combination Products. Such records shall be retained for at least four (4) years following the end of the reporting period to which such records relate. Such records shall be available during normal business hours, upon reasonable prior written notice to Licensee, for examination and copying by an independent certified public accounting firm selected by TSRI and reasonably acceptable to Licensee for the sole purpose of verifying that Licensee’s reports and payments are accurate and that it is in compliance with this Agreement. In conducting such examinations pursuant to this Section 7, TSRI’s accountant (employed by such independent certified public accounting firm) shall have access to all such records which such accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty payments under Section 4, and other financial obligations under this Agreement. Such accountant will execute a reasonable written confidentiality agreement with Licensee. Such accountant may disclose to TSRI its audit report and any information, including without limitation work papers, notes, interim reports and other work product of the accountant (but

EXECUTION COPY

excluding any direct source documents of Licensee), that the accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty payments under Section 4, and other financial obligations under this Agreement, provided that all of such information that such accountant discloses to TSRI shall be concurrently disclosed to Licensee. The contents of the accountant’s audit report (and any accompanying information permitted hereunder to be provided therewith) shall be deemed to be Licensee’s Confidential Information. Such accountant will send a copy of the audit report to Licensee at the same time it is sent to TSRI. The audit report sent to both Parties will include the methodology and calculations used by the accountant to determine the reported results. Such examination shall be at TSRI’s expense, except that if such examination shows an underreporting or underpayment for any calendar year of the greater of [*] or [*] (or more), then Licensee shall pay the cost of such examination (including without limitation TSRI’s attorneys’ fees, accountants’ fees and other out-of-pocket costs incurred by TSRI in conducting the audit), as well as any additional payments that would have been payable to TSRI under this Agreement had Licensee reported correctly, plus interest on such additional payments calculated in accordance with Section 14.2. If such examination shows an overreporting or overpayment by Licensee in any calendar quarter, such excess amount shall be applied as a credit against future Royalty Payments or Sublicense Payments by Licensee under this Agreement, and such credit shall be properly noted on Licensee’s Royalty Reports. All payments due hereunder shall be made within thirty (30) days of Licensee’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 7 no more frequently than once in any calendar year, and no calendar year shall be subject to audit under this Section 7 more than one time.

8. Patent Matters.

8.1 Patent Prosecution and Maintenance. From and after the Effective Date, the provisions of this Section 8 shall control the preparation, filing and prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions and inter partes proceedings); and (b) maintain the patents issuing therefrom; in each case, using TSRI’s Office of Patent Counsel (“OPC”) or outside patent counsel selected solely by TSRI. Licensee’s only obligation regarding patent costs incurred by TSRI in connection with the Licensed Patent Rights, whether such costs are incurred by TSRI prior to or on or after the Effective Date, are the annual maintenance fees payable to TSRI under Section 3.3 and the one-time payment to TSRI of the patent reimbursement fee set forth in Section 3.2. Before submitting any material communication to the United States or any foreign patent office regarding such Licensed Patent Rights, TSRI shall furnish to Licensee copies of all relevant documents reasonably in advance of such submission to enable Licensee to provide to TSRI meaningful comments about that portion of the proposed submission, if any, that applies to the Licensed Patent Rights covering Licensed Products that are or contain one or more NNAA Protein Bioconjugates in the Therapeutic Field. However, TSRI has the right, in its sole discretion, to decide what to incorporate into all such submissions. TSRI shall have the sole right and authority overall all matters regarding the preparation, filing, prosecution, and/or maintenance of all United States and foreign patent applications and patents within the Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences, and foreign oppositions and inter partes proceedings).

*Confidential Treatment Requested.

EXECUTION COPY

8.2 Information to Licensee. TSRI shall keep, and shall instruct OPC and outside patent counsel to keep, Licensee regularly informed with regard to the patent preparation, filing, prosecution and maintenance processes, involving the Licensed Patent Rights by promptly delivering, and instructing OPC and outside patent counsel promptly to deliver, to Licensee copies of all official correspondence with the United States and foreign patent offices, including but not limited to patent applications, amendments, issued patents, related correspondence, and other related documents.

8.3 Ownership. The patent applications filed and the patents obtained pursuant to Section 8.1 hereof claiming inventions made solely by TSRI personnel shall be owned solely by TSRI and deemed a part of Licensed Patent Rights.

8.4 Infringement Actions.

8.4.1 Prosecution of Infringements solely in the Exclusive Infringement Field.

The following provisions apply to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely with respect to products that are or contain one or more NNAA Protein Bioconjugates in the Therapeutic Field (“Exclusive Infringement Field”):

(a) TSRI and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or unenforceability of, Licensed Patent Rights in the Exclusive Infringement Field of which it becomes aware. After receiving notice from the other Party of a possible infringement of the Licensed Patent Rights in the Exclusive Infringement Field by a third party, the Parties will consult with each other about whether and to what extent such third party’s products or activities are infringing upon the Licensed Patent Rights solely in the Exclusive Infringement Field in that country, and the extent to which the infringing products or activities are damaging sales of Licensee’s Licensed Products in the Exclusive Infringement Field in such country; provided, however, that promptly after delivery of such notice, and in any event prior to engaging in any such consultation or discussion, TSRI and Licensee shall enter into a mutually acceptable joint defense/common interest agreement for the purpose of preserving all applicable privileges attaching to the Parties’ discussion and pursuit of their mutual interest in the enforcement and/or defense of the Licensed Patent Rights solely in the Exclusive Infringement Field. In this way, the Parties will attempt to reach a mutual agreement regarding what, if any, action should be taken against the third party.

(b) If (i) Licensee believes in good faith that such third party’s products or activities are literally infringing upon the Licensed Patent Rights solely in the Exclusive Infringement Field in a Major Market country, and (ii) lost sales of Licensed Products as a result of such infringing activity exceed [*] in the Major Market countries, then, except as otherwise mutually agreed by the Parties pursuant to Section 8.4.1(a), Licensee shall have the obligation to prosecute such infringement (including defense of actions for declaratory relief of non-infringement) by that third party. If the Parties cannot agree on a course of action to be taken

*Confidential Treatment Requested.

EXECUTION COPY

against such third party infringer, and such third party’s products or activities are occurring in a non-Major Market country, then Licensee shall have the first right, but not the obligation, to prosecute such infringement. In addition, if the Parties cannot agree on a course of action to be taken with respect to a challenge by a third party to the validity or enforceability of the Licensed Patent Rights solely in the Exclusive Infringement Field, where such challenge is the only claim by the third party with respect to the Licensed Patent Rights solely in the Exclusive Infringement Field and which occurs outside of the context of any infringement action or non-infringement declaratory relief action with respect to the Licensed Patent Rights solely in the Exclusive Infringement Field, then Licensee shall have the first right, but not the obligation, to defend against such challenge. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, at its own expense, but only with TSRI’s prior written consent, which will not be unreasonably withheld or delayed. TSRI shall permit any action to be brought in its name and/or join in such action if required by law, and Licensee shall hold TSRI harmless from any costs, expenses or liability respecting such action. TSRI shall cooperate in such action as reasonably requested by Licensee, including any reasonable assistance of a technical nature which Licensee may request in any litigation arising in accordance with the provisions of this Section 8.4.1, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation. Notwithstanding the above, in the event Licensee prosecutes any such infringement actions or defends against any such challenges, TSRI, at its expense, shall have the right to retain separate independent counsel to assist Licensee in prosecuting or defending such actions.

(c) In the event Licensee fails to bring an infringement action or proceeding against the third party or to defend such third-party challenge solely in the Exclusive Infringement Field within ninety (90) days after the later of (i) mutual agreement by the Parties to bring such action or proceeding, and (ii) initiation of consultation between the Parties pursuant to Section 8.4.1(a) (i.e., either in the circumstances where Licensee has the obligation to enforce or the first right to enforce under Section 8.4.1(b)), then TSRI shall have the right, but not the obligation, to prosecute such infringement or to defend such challenge on its own behalf. If in exercising TSRI’s right to prosecute such infringement or defend such challenge of the Licensed Patent Rights solely in the Exclusive Infringement Field, (A) TSRI sends a formal written communication to such third party specifically relating to the Licensed Patent Rights solely in the Exclusive Infringement Field and copies Licensee at the time of such communication, and (B) TSRI subsequently notifies Licensee that TSRI and the third party have reached agreement in principle regarding the terms on which a non-exclusive sublicense under the relevant Licensed Patent Rights solely in the Exclusive Infringement Field would be granted by Licensee to such third party (and TSRI shall use good faith efforts to negotiate a sublicense to such third party that has a scope which covers only the alleged infringing products and directly related infringing activities), then Licensee shall grant to that third party a non-exclusive, non-sublicensable sublicense under the relevant Licensed Patent Rights solely in the Exclusive Infringement Field of the scope and specific terms negotiated by TSRI, and delivered by TSRI to Licensee, and Licensee further shall execute such additional documents and perform such acts as are reasonably requested by TSRI in order to effect such sublicense grant to such third party; provided, however, that TSRI and Licensee agree that all fees, royalties, payments and any other consideration to be paid by that third party under such non-exclusive sublicense shall be paid to TSRI; and provided, further, that if Licensee fails to execute such above-mentioned documents that are provided to Licensee by TSRI regarding the non-exclusive, non-sublicensable sublicense

EXECUTION COPY

of Licensed Patent Rights solely in the Exclusive Infringement Field within five (5) business days after TSRI’s written notice to Licensee regarding such negotiated sublicense, then effective as of the end of such five (5)-business day period, Licensee shall be deemed to have granted, and hereby does grant, to TSRI the right to grant and enter into such sublicense, on Licensee’s behalf, under the relevant Licensed Patent Rights solely in the Exclusive Infringement Field to such third party in accordance with the scope and terms negotiated by TSRI, and further appoints TSRI as Licensee’s attorney-in-fact, coupled with an interest for this limited purpose, to execute such sublicense with the third party in Licensee’s name. TSRI shall not have any right to require Licensee to grant any such sublicense unless TSRI had sent a formal written communication to such third party specifically relating to the Licensed Patent Rights solely in the Exclusive Infringement Field (as described in clause (A) above) - i.e., Licensee shall have no obligation to grant any such sublicense under the Licensed Patent Rights solely in the Exclusive Infringement Field unless TSRI had first sent a formal written communication to such third party specifically relating to the Licensed Patent Rights solely in the Exclusive Infringement Field, copying Licensee at the time of such communication.

(d) Except as otherwise agreed by the Parties in writing (for example, as part of an alternate cost-sharing arrangement), any damages, settlements or other recoveries obtained as a result of any infringement or defense action pursuant to Section 8.4.1, shall first be used to reimburse the Party that brought such action for the fees and expenses incurred by it in such action, and then to reimburse the fees and expenses incurred by the other Party in such action. If, after such reimbursement of both Parties’ fees and expenses, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, such funds (the “Remainder”) shall belong to the Party that brought such action pursuant to Section 8.4.1; provided, however, that if Licensee was the Party that brought such action:

(i) out of the portion of the Remainder that constitutes compensatory damages attributable to lost sales, lost profits or a reasonable royalty with respect to Licensed Products, Licensee shall pay to TSRI an amount equivalent to the royalty payments that would have been due TSRI had the infringing sales that Licensee lost to the infringer been made by Licensee under this Agreement (where such lost sales, lost profits or reasonable royalty will be used to calculate such lost infringing sales);

(ii) any portion of the Remainder that constitutes punitive, special, exemplary or other non compensatory damages, shall be treated as Sublicense Revenues, and such deemed Sublicense Revenues shall be subject to Licensee’s payment obligations specified in Section 4.1, with the applicable percentage to be determined as though Licensee had granted a Product Sublicense or a Platform Sublicense (as applicable);

and provided, further, that in no event shall the portion of the Remainder to which TSRI is entitled pursuant to the preceding subparagraphs (a) and (b) exceed [*] of the Remainder.

8.4.2 Prosecution of Infringements solely outside of the Exclusive Infringement Field.

*Confidential Treatment Requested.

EXECUTION COPY

The following provisions apply to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely outside of the Exclusive Infringement Field (including without limitation any infringement or challenge relating to Licensed Products that are or contain one or more Stapled Proteins in the Therapeutic Field, Licensed Products in the Diagnostic Field, or products in other fields) (collectively “Outside Infringement Field”):

(a) TSRI shall have the exclusive right, but not the obligation, to control any actions or proceedings with respect to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely in the Outside Infringement Field. Licensee shall have no right to enforce or prosecute any infringement of, or defend any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely in the Outside Infringement Field, whether or not TSRI exercises its above-referenced rights.

(b) In the event TSRI brings an infringement action or proceeding against a third party infringer, defends against any challenge brought by such a third party, or negotiates a license or other settlement with such third party solely in the Outside Infringement Field, TSRI shall have the right to retain [*] of all damages, settlements, fees, payments and other recoveries obtained or received from such third party.

8.4.3 Prosecution of Infringements in the Exclusive Infringement Field and the Outside Infringement Field.

The following provisions apply to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs in both the Exclusive Infringement Field and the Outside Infringement Field:

(a) TSRI and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs in both the Exclusive Infringement Field and the Outside Infringement Field of which it becomes aware. With respect to such infringement or challenge of the Licensed Patent Rights in both the Exclusive Infringement Field and the Outside Infringement Field, TSRI shall have the first right, but not the obligation, to prosecute such infringement and/or to defend against such challenge.

(b) If TSRI elects to pursue, prosecute or defend such actions, any damages, settlements or other recoveries received by TSRI as a result of such activities described in Section 8.4.2(a) shall first be used to reimburse TSRI for all fees and expenses incurred by it with respect to such actions, and then to reimburse the fees and expenses incurred by Licensee in such action. If, after such reimbursement, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, such funds (the “Remaining Funds”) shall be distributed as follows: (i) with respect to that portion of the Remaining Funds that represents damages, settlements or other recoveries in the Exclusive Infringement Field, TSRI shall pay to Licensee [*] of such amount, and TSRI shall retain [*] of such amount; and (ii) with respect to that portion of the Remaining Funds that represents damages, settlements or other recoveries in the Outside Infringement Field, TSRI shall retain [*] of such amount.

*Confidential Treatment Requested.

EXECUTION COPY

(c) In the event TSRI elects not to prosecute such infringement or defend against such challenge of Licensed Patent Rights in both the Exclusive Infringement Field and the Outside Infringement Field, Licensee shall thereafter have the exclusive right, but not the obligation, to prosecute such infringement or defend against such challenge of the Licensed Patent Rights in the Exclusive Infringement Field, and a non-exclusive right, but not the obligation, to prosecute such infringement or defend against such challenge of Licensed Patent Rights in the Outside Infringement Field. Licensee understands and agrees that its non-exclusive right to prosecute such infringement or defend against such challenge of Licensed Patent Rights in the Outside Infringement Field shall be shared with other licensees of TSRI who may have a similar non-exclusive right to prosecute such infringement or defend against such challenge of Licensed Patent Rights in the Outside Infringement Field in the event TSRI does not pursue such actions that occur in both the Exclusive Infringement Field and the Outside Infringement Field. If Licensee elects to prosecute such infringement or defend against such challenge of Licensed Patent Rights in both the Exclusive Infringement Field and the Outside Infringement Field, any damages, settlements or other recoveries obtained as a result of such infringement or defense actions shall first be used to reimburse Licensee and any other licensees of TSRI that elected to pursue their non-exclusive rights to enforce or defend such actions in the Outside Exclusive Field for the fees and expenses incurred by those parties in bringing or defending against such actions. If, after such reimbursement, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, such funds (the “Remaining Monies”) shall be distributed as follows:

(i) with respect to that portion of the Remaining Monies that represents damages, settlements or other recoveries in the Exclusive Infringement Field, Licensee shall pay to TSRI the following: (x) out of that portion that constitutes compensatory damages attributable to lost sales, lost profits or reasonable royalty with respect to Licensed Products, Licensee shall pay to TSRI an amount equivalent to the royalty payments that would have been due TSRI had the infringing sales that Licensee lost to the infringer been made by Licensee under this Agreement (where such lost sales, lost profits or reasonable royalty will be used to calculate such lost infringing sales); and (y) the portion that constitutes punitive, special, exemplary or other non-compensatory damages shall be treated as Sublicense Revenues, and such deemed Sublicense Revenues shall be subject to Licensee’s payment obligations specified in Section 4.1, with the applicable percentage to be determined as though Licensee had granted a Product Sublicense or a Platform Sublicense (as applicable); and

(ii) with respect to that portion of the Remaining Monies that represents damages, settlements or other recoveries in the Outside Infringement Field, Licensee (together with other licensees of TSRI who participate in such actions) shall pay to TSRI [*] of such amount, and Licensee shall have the right to retain [*] of such amount; provided, however, that Licensee shall share, on a pro-rata basis, such [*] amount with all other licensees of TSRI who participate in such actions.

*Confidential Treatment Requested.

EXECUTION COPY

8.4.4 Defense of Infringement Claims Alleged by a Third Party. Each Party shall promptly notify the other in writing of any allegation by a third party that the practice of any invention claimed by the Licensed Patent Rights in connection with a Licensed Product in the Therapeutic Field or in the Diagnostic Field infringes or may infringe the intellectual property rights of such third party, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such infringement action brought by such third party (“Third-Party Allegation of Infringement”).

(a) Licensee shall have the first right, but not the obligation, to defend any Third-Party Allegation of Infringement action or suit against Licensee or its Affiliates or Sublicensees which is solely due to Licensee’s or any Affiliate’s or Sublicensee’s practice of any invention claimed by the Licensed Patent Rights in connection with Licensed Products that are or contain one or more NNAA Protein Bioconjugates in the Therapeutic Field (“Exclusive Defense Field”). If Licensee finds it necessary or desirable for TSRI to become a party to such Third-Party Allegation of Infringement action or suit solely in the Exclusive Defense Field, TSRI shall execute all papers as may be reasonably necessary to add TSRI as a party to such action or suit only if TSRI approves the independent outside counsel selected by Licensee to defend such action or suit (which approval will not be unreasonably withheld or delayed). If Licensee defends any such action or suit solely in the Exclusive Defense Field, Licensee shall bear all fees and expenses incurred by Licensee and incurred by TSRI at the request of Licensee in connection with such suit or action or as the result of TSRI being named as a party to such suit or action. TSRI shall be entitled to, at its expense, participate and have counsel selected by it participate in any such suit or action; provided that Licensee shall control and be responsible for such suit or action that involves solely the Exclusive Defense Field. TSRI shall not have any out-of-pocket liability for costs of litigation or royalties, damages and/or settlement amounts resulting from any such action or suit defended by Licensee (except for fees and expenses of TSRI’s selected counsel as provided above). If the third party’s intellectual property right asserted in such Third-Party Allegation of Infringement is held not to be infringed, or is held to be unenforceable or invalid, and Licensee receives any damages, settlements or other recoveries from such third party in an action or suit that involves solely the Exclusive Defense Field, such amounts shall be applied first to reimburse all fees and expenses of Licensee, next to reimburse any fees and expenses of TSRI in accordance with this Section 8.4.4(a), and thereafter Licensee shall be entitled to keep the balance remaining. For the purpose of clarity, the Parties acknowledge and agree that this Section 8.4.4 shall in no way limit Licensee’s indemnification obligations under Section 9.1.

(b) With respect to any Third-Party Allegation of Infringement action or suit against Licensee or its Affiliates or Sublicensees which is solely due to Licensee’s or any Affiliate’s or Sublicensee’s practice of any invention claimed by the Licensed Patent Rights in connection with Licensed Products that are or contain one or more Stapled Proteins in the Therapeutic Field, or NNAA Protein Bioconjugates or Stapled Proteins in the Diagnostic Field (“Outside Defense Field”), or alleging infringement of such third party’s intellectual property rights due to Licensee’s or any Affiliate’s or Sublicensee’s practice of any invention claimed by the Licensed Patent Rights in connection with Licensed Products both in the Exclusive Defense Field and the Outside Defense Field, TSRI shall have the first right, but not the obligation, to defend any such actions or suits. In any of the circumstances referenced in the preceding sentence, Licensee shall be entitled to, at its expense, participate and have counsel selected by it participate in any such

EXECUTION COPY

suit or action; provided that, if TSRI elects to defend such action or suit, TSRI shall control and be responsible for such action or suit that involves solely the Outside Defense Field or that involves both the Exclusive Defense Field and the Outside Defense Field. If TSRI elects not to defend such action or suit that involves solely the Outside Defense Field or that involves both the Exclusive Defense Field and the Outside Defense Field, Licensee thereafter shall have the right, but not the obligation, to defend such action or suit. In either of the above cases (i.e., TSRI elects to defend and control, or if TSRI does not so elect and Licensee subsequently elects to defend and control, any such action or suit that involves solely the Outside Defense Field or that involves both the Exclusive Defense Field and the Outside Defense Field), if the third party’s intellectual property right is held not to be infringed, or is held to be unenforceable or invalid, and the Party who defended and controlled such action receives any damages, settlements or other recoveries from such third party, such amount shall be applied first to reimburse all fees and expenses of the Party who defended and controlled such action or suit, next to reimburse any fees and expenses of the other Party in accordance with this Section 8.4.4(b), and thereafter the Party who defended and controlled such action or suit shall be entitled to keep the balance remaining.

9. Indemnity and Insurance.

9.1 Indemnity. Licensee hereby agrees to indemnify, defend (using counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientist, students, agents, successors, and assigns (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorneys’ fees, expert witness fees and costs incurred by the Indemnitees (collectively, “Losses”), with respect to any third party claim, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to: (a) Licensee’s or any of its Affiliates’ or Sublicensees’ practice of any invention claimed by the Licensed Patent Rights; (b) alleged defects or other problems with any of the Licensed Products manufactured, sold or distributed by Licensee or any Affiliate or Sublicensee, including without limitation any Claims for personal injuries, death or property damages; (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Licensed Product by or on behalf of Licensee or any of its Affiliates or Sublicensees; (d) the negligent or willful misconduct of Licensee or any of its Affiliates or Sublicensees; (e) any allegations that the Licensed Products developed, manufactured, sold or distributed by Licensee or any Affiliate or Sublicensee and/or any trademarks, service marks, logos, symbols, slogans, or other materials used in connection with or to market Licensed Products violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any third party; and/or (f) Licensee’s or any Affiliate’s or Sublicensee’s failure to comply with any applicable laws, rules or regulations in connection with the exercise of its rights or the performance of its obligations under this Agreement; and/or (g) Licensees’s or any Affiliate’s or Sublicensee’s labeling, packaging or patent marking of any Licensed Product. Licensee’s liability for Losses under this indemnity shall be reduced or apportioned to the extent the applicable third party’s Claims arising out of or relating to the actions referenced above in sub-clauses (a) - (f) are proximately caused by the breach by TSRI of any warranty, representation, covenant, or agreement made by TSRI in this

EXECUTION COPY

Agreement. Licensee shall not enter into any settlement, stipulated judgment or similar arrangement with respect to such Claims that (i) imposes any obligation on TSRI, (ii) does not unconditionally release TSRI from all liability, or (iii) acknowledges fault by an Indemnitee, without TSRI’s prior written consent. In the event an Indemnitee seeks indemnification with respect to a Claim under this Section 9.1, it shall inform Licensee in writing of such Claim as soon as reasonably practicable after it receives notice of such Claim, shall permit Licensee to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration, subject to the limitations of the preceding sentence) using counsel selected by Licensee and reasonably acceptable to TSRI, and shall cooperate as reasonably requested (at the expense of Licensee) in the defense of the Claim. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist the indemnifying Party in defending any such Claims. If Licensee assumes direction and control of defense of the Claim, no Indemnitee shall agree to any settlement of such Claim without the prior written consent of Licensee. In the event Licensee fails to assume direction and control of such defense within fifteen (15) days after receiving written notice of the Claim from an Indemnitee, such Indemnitee shall have the right, but not the obligation, to defend itself, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable and documented attorneys’ fees, out-of-pocket costs and damages incurred in settling or defending such Claim within thirty (30) days after receipt of any invoice therefor from such Indemnitee. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

9.2 Insurance. Licensee shall name TSRI and Indemnitees as additional insured parties on any commercial general liability and product liability insurance policies maintained by Licensee applicable to the Licensed Products, and such policies shall cover claims resulting from not only Licensee’s actions or omissions but also from all Affiliates’ and Sublicensees’ actions or omissions.

9.2.1 Beginning at the time any such Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by an Affiliate or a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts and on terms consistent with industry standards for similarly situated pharmaceutical companies commercializing products, but in no case will such insurance be less than [*] per occurrence and [*] annual aggregate. During clinical trials involving any Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain clinical trial liability insurance with coverage of no less than [*] per occurrence and [*] annual aggregate. Licensee’s commercial general liability insurance shall provide coverage for product liability, personal injury, broad form property damage, advertising injury, premises-operations, products and completed operations, and contractual liability, including Licensee’s indemnity and other obligations under this Agreement. Licensee may elect to self insure all or part of the foregoing on commercially reasonable terms, which must be pre-approved by TSRI in writing; however, TSRI shall be obligated to approve such self-insurance if Licensee has and continues to maintain minimum cash reserves covering such self-insurance or minimum book equity, in either case in the amount of [*], which Licensee sufficiently demonstrates to TSRI in writing. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

*Confidential Treatment Requested.

EXECUTION COPY

9.2.2 In addition, Licensee waives (and shall ensure that Licensee’s insurance policy(ies) provide for the insurance carrier’s waiver of) any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either Party’s performance under this Agreement or for any loss or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section 9.2.2 in favor of TSRI and Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Affiliates or Sublicensees or TSRI. Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or binders and such waiver of subrogation evidencing Licensee’s compliance with this Section 9.2. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non renewal or material adverse change in such insurance described in Section 9.2.1, provided that if Licensee itself becomes aware of any such cancellation, non renewal or material adverse change less than fifteen (15) days before such cancellation, non renewal or material adverse change becomes effective, then Licensee shall provide TSRI with written notice as promptly as practicable after Licensee becomes aware of same. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period (or within fifteen (15) days after becoming aware of such cancellation, non renewal or material adverse change, as applicable), TSRI shall have the right to terminate this Agreement pursuant to Section 12.3(e).

9.2.3 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product is being commercially distributed or sold by Licensee or by a Sublicensee, Affiliate or agent of Licensee; and (b) a period that is five (5) years after the end of the period described in Section 9.2.3(a). For the avoidance of doubt, Licensee shall not be obligated to maintain its clinical trial insurance policy after such time as no clinical trial of any Licensed Product is being conducted.

10. Limited Warranty.

10.1 Limited Warranty. TSRI hereby represents and warrants that, as of the Effective Date:

(a) it has full right and power to enter into this Agreement;

(b) this Agreement does not conflict with any other agreement to which TSRI is a party (other than any such license, option or other right that has expired unexercised, or has been waived in writing, such that TSRI is free to grant Licensee the license and rights it purports to grant under this Agreement);

(c) subject to the rights of [*] and the U.S. Government as described in this Agreement, to its actual knowledge, TSRI is the sole owner of all right, title and interest in and to the Licensed Patent Rights, and TSRI has not granted to any third party any license, option or other rights with respect to the Licensed Patent Rights to produce Licensed Products that are or contain one or more NNAA Protein Bioconjugates in the Therapeutic Field (other than any such license, option or other right that has expired unexercised, or has been waived in writing, such that TSRI is free to grant Licensee the license and rights it purports to grant under this Agreement);

*Confidential Treatment Requested.

EXECUTION COPY

(d) TSRI is not a party to any legal action, suit or proceeding relating to the Licensed Patent Rights (other than the prosecution of the Licensed Patent Rights before the U.S. Patent and Trademark Office or a foreign patent office), nor has TSRI’s internal Business Counsel received any written communication from any third party threatening such action, suit or proceeding; and

(e) Section 1.14 is a true and accurate statement of the scope of license rights granted by TSRI to [*] under the Licensed Patent Rights.

Licensee hereby represents and warrants that, as of the Effective Date, it has full right and power to enter into this Agreement.

10.2 Disclaimer. EXCEPT AS PROVIDED IN SECTION 10.1, TSRI MAKES NO OTHER WARRANTIES CONCERNING LICENSED PATENT RIGHTS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS ARE SUITABLE FOR LICENSEE’S PURPOSES.

10.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT FOR LIABILITY FOR BREACH BY SUCH PARTY OF ANY OF THE CONFIDENTIALITY PROVISIONS IN SECTION 11 AND EXCEPT FOR LICENSEE’S INDEMNITY UNDER SECTION 9.1. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER

*Confidential Treatment Requested.

EXECUTION COPY

AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11. Confidentiality and Publication.

11.1 Treatment of Confidential Information. The Parties agree that during the term of this Agreement, and for a period of five (5) years after expiration or termination of this Agreement, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without prior written consent of the other Party; and (c) not use such Confidential Information for any purposes except those permitted by this Agreement; provided further, that TSRI shall only disclose Confidential Information of Licensee to a TSRI trustee, director, officer, faculty member, or other employee on a need to know basis, and shall make such disclosure of such Confidential Information only to the extent necessary to satisfy such need to know. Notwithstanding the foregoing, if a Party is required by law, regulation or court order to disclose Confidential Information of the other Party, the Party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other Party not later than ten (10) days before the proposed disclosure or such shorter period of time as may be reasonably practical under the circumstances; (ii) cooperate with the other Party if the other Party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure. In addition, Licensee may disclose Confidential Information of TSRI: (A) to its Affiliates and employees, to Sublicensees and potential Sublicensees (in the case of Licensee), provided, in each case, that any such Affiliate, employee, Sublicensee, or potential Sublicensee agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 11; and (B) on a confidential basis to other third parties who are investors or potential investors in connection with due diligence or similar investigations or in confidential financing documents. In each of the cases described in clauses (A) and (B) above, the recipient of TSRI’s Confidential Information shall have no further right to disclose or distribute such Confidential Information to any person outside of recipient’s organization.

11.2 Publications. Licensee agrees that TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish; provided, however, that TSRI shall, consistent with such policies, use reasonable efforts to identify and protect patentable subject matter disclosed in such publications prior to publication; and provided further, that the foregoing shall not be construed to grant TSRI the right to publish or otherwise disclose any Confidential Information of Licensee, its Affiliates or Sublicensees.

11.3 Publicity. Except as otherwise required by any applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Licensee’s securities may be listed), no Party shall originate any publication, news release or other public announcement, written or oral, whether in the

EXECUTION COPY

public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other Party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12. Term and Termination.

12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the licenses granted hereunder, shall terminate at such time as no further royalties are due to TSRI hereunder as provided in Section 3.10 hereof.

12.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both Parties.

12.3 Termination by TSRI. TSRI may terminate this Agreement as follows:

(a) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest pursuant to Section 14.2) within [*] days after the date of Licensee’s receipt of a notice in writing of such non-payment by TSRI;

(b) Upon written notice to Licensee in the event of the filing of bankruptcy by Licensee, or the appointment of a receiver of any of Licensee’s assets, or the making by Licensee of any assignment for the benefit of creditors, or the filing by any third party of any involuntary bankruptcy proceedings against Licensee that is not dismissed within [*] days;

(c) If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products;

(d) If an examination by TSRI’s accounting firm pursuant to Section 7 shows, for any calendar year, an underreporting or underpayment by Licensee of the greater of [*] and [*] (the “Threshold Amount”) or more, and a subsequent audit shows a second underreporting or underpayment by Licensee of the Threshold Amount or more; or

(e) Except as provided in subparagraphs (a) — (d) above, if Licensee materially breaches any provision of this Agreement and such breach has not been remedied within [*] days after the date of Licensee’s receipt of a notice in writing of such breach delivered by TSRI.

12.4 Termination by Licensee. Licensee may terminate this Agreement (a) without cause by giving at least ninety (90) days’ advance written notice of termination to TSRI, or (b) if TSRI materially breaches any provision of this Agreement and such breach has not been remedied within forty-five (45) days after the date of TSRI’s receipt of a notice in writing of such breach delivered by Licensee.

12.5 Rights Upon Expiration. Notwithstanding anything to the contrary in Section 12.1, upon expiration (but not earlier termination) of this Agreement, the licenses granted to Licensee hereunder shall survive on a fully paid, royalty free, irrevocable, perpetual basis.

*Confidential Treatment Requested.

EXECUTION COPY

Except as provided in the preceding sentence, neither Party shall have any further rights or obligations upon the expiration of this Agreement in its entirety upon its regularly scheduled expiration date, other than the obligation of Licensee to make any and all reports and payments due under Section(s) 3 and/or 4 with respect to events that occurred prior to such expiration in accordance with Sections 6.3, 6.4, 6.5 and 6.6. Notwithstanding the above, Sections 2.5, 2.6, 2.7, 2.8, 7, 9, 10.2, 10.3, 11, 12, 13 and 14 shall also survive the expiration of this Agreement.

12.6 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, all licenses granted hereunder shall terminate and revert to TSRI, except as expressly provided in Section 12.7 of this Agreement with respect to work in progress. Each sublicense granted hereunder that was in effect immediately prior to such termination will survive such termination, with TSRI as the Sublicensee’s direct licensor, provided that:

(a) such Sublicensee is not the cause of a breach that resulted in termination of this Agreement, and such Sublicensee is not itself in default of its sublicense or this Agreement;

(b) such Sublicensee pays to TSRI any and all unpaid amounts (including but not limited to royalties, milestones, Sublicensee Payments) owed by Licensee under this Agreement that were past-due at the time of termination within 30 days after receipt of an itemized (by type of payment) written invoice from TSRI. However, TSRI agrees that, if more than one sublicense survives termination as described herein, then TSRI shall not have the right to recover more than 100% of any particular past-due amount from all such Sublicensees in the aggregate — e.g., if TSRI invoices one Sublicensee for, and such Sublicensee pays, all past-due royalties, no other Sublicensee will be liable to TSRI for any such past-due royalties; and

(c) such Sublicensee’s payment obligations with respect to its surviving license to the Licensed Patent Rights shall be those set forth in this Agreement (and not those set forth in the sublicense agreement between such Sublicensee and Licensee or its Affiliate); and

(d) such Sublicensee delivers to TSRI within 60 days after termination of this Agreement an executed license agreement with TSRI in the form of, and on the terms and conditions set forth in, this Agreement (“New License Agreement”), which shall also contain provisions that: (i) such Sublicensee shall not have any obligations to TSRI other than Sublicensee’s obligations to TSRI as set forth in the New License Agreement (ii) TSRI shall have no liability to such Sublicensee for any actual or alleged breach of the sublicense agreement by the entity that granted such Sublicensee its sublicense (i.e., Licensee, an Affiliate or another Sublicensee, as applicable); and (iii) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to such Sublicensee as set forth in the New License Agreement; and

(e) in no event shall TSRI or such Sublicensees be obliged to accept provisions in the New License Agreement (i) unless such provisions correspond to rights granted by Licensee or the applicable sublicensor in conformance with this Agreement, and such provisions are not in conflict with the rights, duties and obligations accruing to Licensee under this Agreement; or (ii) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Licensee or the applicable sublicensor, or by applicable federal, state or local statute or regulation.

EXECUTION COPY

This Section 12.6 must be included or specifically referenced in a sublicense agreement in order for the applicable Sublicensee’s sublicense to survive termination of this Agreement.

Any such termination shall not relieve either Party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Section(s) 3 and/or 4 with respect to events that occurred prior to such termination or as provided in Section 12.7, in each case in accordance with Sections 6.3, 6.4, 6.5 and 6.6. Notwithstanding the above, Sections 2.5, 2.6, 2.7, 2.8, 7, 9, 10.2, 10.3, 11, 12, 13 and 14 shall also survive the termination of this Agreement.

12.7 Work in Progress. Upon any early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work in progress and to sell any completed inventory of Licensed Products covered by such license which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to such subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

12.8 Final Royalty Report. Within 60 days after termination or expiration of this Agreement, Licensee shall submit a final Royalty Report to TSRI, and any payments due TSRI and invoiced by TSRI shall become immediately payable with submission of the final Royalty Report.

13. Assignment; Successors.

13.1 Assignment. Any and all assignments of this Agreement, or any rights granted hereunder, by Licensee without TSRI’s prior written consent are void, except that: (a) Licensee may assign this Agreement or rights granted hereunder without TSRI’s prior written consent to an Affiliate; and (b) Licensee may assign this Agreement and its rights and obligations hereunder without TSRI’s consent in connection with a merger or the transfer or sale of all or substantially all of Licensee’s assets or stock, provided that in either of the above cases the Affiliate or successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI concurrently with the consummation of such transfer or assignment.

13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment set forth in Section 13.1, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee.

EXECUTION COPY

14. General Provisions.

14.1 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2 Late Payments. Late payments of any and all payments due hereunder shall be subject to a charge of [*] per month, or, if lower, the maximum legally permissible interest rate.

14.3 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products.

14.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the marketing, advertising, promotion, or, subject to Section 14.4, the distribution or sale, of Licensed Products is expressly prohibited. The use of the names of Licensee, its Affiliates and Sublicensees in connection with the marketing, advertising, and promotion activities of TSRI without the prior written consent of Licensee is prohibited.

14.6 U.S. Manufacture. To the extent required, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

14.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be referred to the Chief Executive Officer of Licensee and a designated official of TSRI with authority to resolve such dispute, for resolution. Such individuals shall meet to discuss such controversy or claim within twenty (20) days after the request of either Party and shall work in good faith to resolve such controversy or claim within thirty (30) days thereafter. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute prior to the end of such 30 day period, then, upon the written request of either Party to the other Party, the dispute shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”), and the procedures set forth below; provided, however, that any Challenge and any controversy or claim relating solely to the construction of the claims of the Licensed Patent Rights or the infringement of the Licensed Patent Rights shall be determined solely by a court or other government body of competent jurisdiction. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

*Confidential Treatment Requested.

EXECUTION COPY

14.8.1 Location. The location of the arbitration shall be in the County of San Diego. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the Parties and located in San Diego County, California for any claim or controversy arising under this Agreement (excluding any Challenges), and waive any right to contest or otherwise object to such jurisdiction or venue. TSRI and Licensee further irrevocably submit to the exclusive jurisdiction and venue of the federal courts located in San Diego County for any Challenges (other than Challenges which are subject to the exclusive jurisdiction of the U.S. Patent and Trademark Office and/or Board of Patent Appeals and Interferences) with respect to any U.S. Licensed Patent Rights and any controversy or claim relating solely to the construction of the claims of any U.S. Licensed Patent Rights or the infringement of any U.S. Licensed Patent Rights, and waive any right to contest or otherwise object to such jurisdiction or venue.

14.8.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next ten days, and the other Party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.8.3 Discovery. The arbitrators shall decide all disputes referred to arbitration and shall control the process concerning pre-hearing discovery matters. Pursuant to the Rules of AAA, the Parties may subpoena witnesses and documents for presentation at the hearing.

14.8.4 Case Management. Prompt resolution of any dispute is important to both Parties; and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.8.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, subject to the limitations of liability set forth in Section 10.3. The decision of any two of the three arbitrators appointed shall be binding upon the Parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either Party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm.

EXECUTION COPY

14.8.6 Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorneys’ fees, may be awarded to the prevailing Party, in the discretion of the arbitrators, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of such expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.8.7 Confidentiality. Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, a Party may make such disclosures as are required by applicable securities laws or rules or, if such Party is publicly traded, regulations of any stock exchange upon which securities are traded or listed, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

14.9 Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, between the Parties; provided that the terms of the CDAs shall continue to apply to disclosures between the Parties before the Effective Date. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.

14.10 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles thereof.

14.11 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.12 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.14 Name. Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or Sublicensee (to the extent of such assignment or sublicense).

EXECUTION COPY

14.15 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified first class mail, postage prepaid, or by facsimile machine, charges prepaid, or by reputable overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other Party:

For TSRI:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 [*] [*]

with a copy to:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-8 La Jolla, California 92037 [*] [*]

For Licensee:	Allozyne, Inc. 1600 Fairview Avenue East Suite 300 Seattle, Washington 98102 Attention: Chief Executive Officer Fax No.: (206) 518 5799

with a copy to:	(which shall not constitute notice) Cooley LLP 719 Second Avenue Suite 900 Seattle, WA 98104 Attention: Gordon Empey Fax No.: 206-452-8800

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after deposit into the U.S. mail; (c) the date notice is sent via facsimile machine; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.16 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

14.17 Counterparts. This Agreement may be executed by original or facsimile signature in two or more counterparts, all of which taken together shall constitute a single instrument.

*Confidential Treatment Requested.

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		ALLOZYNE, INC.

By:	/s/	By:	/s/ MEENU CHHABRA

Name:		Name:	MEENU CHHABRA

Title:		Title:	PRESIDENT & CEO

Date:	6 July 2010	Date:	July 7 2010

EXECUTION COPY

EXHIBIT A

LICENSED PATENT RIGHTS

Serial Number	Patent Number	Inventors	Title	Filing Date	Issue Date
[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

EXECUTION COPY

EXHIBIT B

ALLOZYNE, INC.

COMMON STOCK PURCHASE AGREEMENT